Ashland Partners & Company LLP

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT

As independent public accountants, we hereby consent to the use of our Independent Accountant’s Reports dated March 31, 2014, covering the period January 1, 2009 through December 31, 2013 for the “Alpha Capital Defensive Alternatives Strategy” and “Alpha Capital Opportunistic Growth Strategy” and to all references to our firm included in or made a part of the Alpha Capital Funds Prospectus dated January 28, 2016.

January 25, 2016

Ashland Partners & Company LLP
525 Bingham Knoll, Suite 200
Jacksonville, OR 97530

GIPS® Verification • Performance Examination
SSAE No. 16 Exam • Attestation Services • Consulting